Exhibit 10.2

August 1, 2012

David Obstler

RE: Change of Employment Status and Release Agreement

Dear David:

This letter sets forth the terms and conditions of our agreement concerning the change of your employment status with MSCI Inc. (“Agreement”). For purposes of this Agreement and the attached Exhibit A release of claims (the “Exhibit A Release”), “MSCI” shall include MSCI Inc. and any and all parents, subsidiaries, predecessors, successors and affiliate corporations, and its and their respective current and former directors, officers, employees, agents, managers, shareholders, successors, assigns, and other representatives.

You will serve as Chief Financial Officer through the date on which MSCI’s quarterly report for the period ended June 30, 2012 is filed, following which you will continue employment with MSCI in a non-executive officer capacity until August 31, 2012 (the “Termination Date”). MSCI will pay you all wages and accrued vacation pay due and owed to you in accordance with applicable law (minus all applicable taxes and withholdings).

You will be provided information regarding continuing your benefit coverage on or prior to the Termination Date. You will have sixty (60) days to elect COBRA coverage. Inquiries about your benefits should be directed to Lynder Festa at Lynder.Festa@msci.com.

Payments and Benefits

In exchange for and subject to your execution of this Agreement and the Exhibit A Release (and non-revocation of the Exhibit A Release), MSCI will:

(1)	Provide you with a special severance payment of Nine Hundred and Fifty Thousand Dollars ($950,000), minus all applicable payroll taxes and withholdings (the “Special Severance Payment”).

The Special Severance Payment will be made in a lump sum cash payment within 30 days following the Termination Date (the “Payment Date”).

(2)

Provide you with special COBRA replacement payments to assist you to continue to pay for benefits that will otherwise end on the Termination Date (or the end of the month of termination for medical, dental and/or vision coverage). On the Payment Date, MSCI will pay you the total amount of $15,600 (minus all applicable taxes and withholdings), representing: (a) the approximate amount of COBRA continuation premiums for 6 months for the coverage option and level of medical, dental and/or vision coverage in effect for you immediately prior to the Termination Date; and (b) an amount equal to 35% of such payment to assist you in purchasing health insurance. No medical, dental and/or vision coverage will be provided to you following the Termination Date except to the extent you are entitled to and properly elect COBRA continuation coverage. Nothing in this Agreement shall limit the right of MSCI to amend, modify and/or terminate any benefit plan at any time in its sole discretion.

(3)	Provide you with outplacement services supplied by Right Management for nine (9) months, which must commence no later than ninety (90) days after the Termination Date.

(4)	Treat your equity awards in accordance with the “Involuntary Termination” provisions of the applicable plans and award agreements. All unexercised vested and unvested stock options held by you as of the Agreement date have been modified to remain exercisable until August 31, 2013. All other terms of your awards will remain unchanged. Please refer to your Equity Award Agreements for complete details.

You acknowledge that payments in equity or cash or vesting of equity are subject to any applicable tax withholding requirements. Except as described above, all terms of your equity-based awards, and any other long-term incentive compensation that MSCI has awarded to you, will remain unchanged, and will not be deemed to be modified by this Agreement in any way. You agree to fully abide by any MSCI policies with respect to the sale of MSCI stock and any window period or other restrictions that may apply or become applicable to you.

You acknowledge and accept that remaining on payroll through the Termination Date and receipt of any and all benefits and compensation provided in this Agreement is contingent upon (a) your remaining an employee in good standing and adhering to the terms of this Agreement, the MSCI Code of Conduct and all applicable MSCI policies through the Termination Date; (b) your execution within twenty-one (21) days following the Termination Date (and non-revocation thereafter) of the Exhibit A Release and (c) receipt by MSCI of the Exhibit A Release.

You understand and agree that the foregoing consideration provided to you under the terms of this Agreement is in addition to anything of value to which you are otherwise entitled. You represent, warrant and acknowledge that MSCI owes you no wages, commissions, bonuses, sick or other medical or disability-related pay, personal or other leave-of-absence pay, severance pay, notice pay, vacation pay, or other compensation or payments or forms of remuneration of any kind or nature, other than that specifically provided for in this Agreement.

You also understand and agree that all outstanding claims for expenses properly incurred in the performance of your duties must be submitted as soon as possible but in no event later than two (2) weeks after the Termination Date. MSCI will reimburse you up to $5,000 for the legal fees you incurred in connection with negotiating this Agreement.

All payments hereunder shall be subject to applicable withholdings and deductions. You acknowledge and agree that you are solely responsible for all taxes on the payments described in this Agreement. The parties intend this Agreement to be compliant with Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury guidance promulgated thereunder (“Code Section 409A”). Notwithstanding any provision of this Agreement to the contrary, for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following termination, references to such termination (and corollary terms) shall be construed to refer to your “separation from service” with MSCI. Because you have been identified as a “Specified Employee” for the purposes of Code Section 409A, any payments or distributions to be made to you under this Agreement or any other agreement (including agreements covering equity awards) upon a separation from service of amounts to the extent classified as “nonqualified deferred compensation” for purposes of Code Section 409A shall in no event be made or commence until six months after your separation from service. Upon the expiration of the six month delay period, all payments and benefits delayed shall be paid or reimbursed to you in a lump sum. With respect to any reimbursement or in-kind benefit arrangements that constitute nonqualified deferred compensation for purposes of Code Section 409A, except as otherwise permitted by Code Section 409A, the following conditions shall be applicable: (i) the amount eligible for reimbursement, or in-kind benefits provided, under any such arrangement in one calendar year may not affect the amount eligible for reimbursement, or in-kind benefits to be provided, under such arrangement in any other calendar year (except that the health and dental plans may impose a limit on the amount that may be reimbursed or paid), (ii) any reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. Notwithstanding the foregoing, MSCI makes no representations or guarantees with respect to the taxation of any of the payments or benefits set forth herein, including taxation pursuant to Code Section 409A. If any provision of this Agreement is deemed not to comply with Code Section 409A or would result in your recognizing income for United States federal income tax purposes with respect to any amount payable under this Agreement before the date of payment, or to incur interest or additional tax pursuant to Code Section 409A, MSCI reserves the right to reform such provision; provided that MSCI shall maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Code Section 409A.

Confidentiality, Firm Property, Non-Disclosure and Non-Disparagement

In the course of your employment with MSCI you have or may have acquired non-public privileged or confidential information and trade secrets concerning MSCI’s business, operations, legal matters and resolution or settlement thereof, internal investigations, customer and employee information and lists, hiring, staffing and compensation practices, studies and analyses, plans, funding, financing and methods of doing business whether in hard copy, electronic or other format (“Confidential and Proprietary Information”). Notwithstanding the foregoing, Confidential and Proprietary Information does not include any information which is or becomes publicly known or available through no wrongful act by you. You understand and agree that it would be damaging to MSCI if such Confidential and Proprietary Information were disclosed to any competitor of MSCI or any third party or person. You further understand and agree that all Confidential and Proprietary Information has been divulged to you in confidence, and you agree to not disclose or cause or permit to be disclosed, directly or indirectly, any Confidential and Proprietary Information to any third party or person, and to keep all Confidential and Proprietary Information secret and confidential, without limitation in time. Your use of Confidential and Proprietary Information will stop immediately upon the termination of your employment with MSCI. You will not remove Confidential and Proprietary Information from any MSCI facility or system in either original, electronic or copied form. Upon the termination of your employment, you will immediately deliver to MSCI any Confidential and Proprietary Information in your possession or control. You will not at any time assert any claim of ownership or other property interest in any such Confidential and Proprietary Information. You will permit MSCI to inspect any material to be removed from MSCI offices when you cease to work at any MSCI facility. You will not disclose, directly or indirectly, to any person or entity, the contents, in whole or in part, of such Confidential and Proprietary Information. PLEASE UNDERSTAND THAT YOUR LEGAL OBLIGATION NOT TO USE OR DISCLOSE CONFIDENTIAL AND PROPRIETARY INFORMATION OF MSCI EXISTS WHETHER OR NOT YOU ENTER INTO THIS AGREEMENT.

You further agree to return, at the time your employment ends, any MSCI equipment and property including, but not limited to, identification materials, computers, printers, facsimile machines, corporate credit cards, portable telephones, wireless devices (e.g., BlackBerry and similar devices), and calling cards that you possess or control but that are not in MSCI’s offices. MSCI will allow you to keep (a) your company provided BlackBerry after removing all Confidential and Proprietary Information and (b) your mobile telephone number.

During the course of your employment with MSCI, you may have been instructed by the Legal and Compliance Division (“LCD”) to preserve information, documents or other materials, whether in physical or electronic form, in connection with litigation, investigations, or proceedings. You acknowledge that you have taken all necessary steps to comply with any notices you received from LCD to preserve such information, documents or materials. Furthermore, you acknowledge that you have notified your supervisor or a member of LCD of the location of all such information, documents or materials currently in your possession.

You agree to give prompt notice to MSCI in writing, addressed to MSCI’s Office of the General Counsel, 7 World Trade Center, 250 Greenwich Street, New York NY 10007, by telephone 212-804-         and by facsimile 212-804-        , of any subpoena or judicial, administrative or regulatory inquiry or proceeding or lawsuit in which you are required or requested to disclose information relating to MSCI, prior to such disclosure, unless any such prior notice is prohibited by law. Such written notice must be given to the General Counsel within two (2) business days of your receipt of any such request or order so that MSCI may take whatever action it may deem necessary or appropriate to prevent such disclosure or testimony; provided, however, if delivery within two (2) business days is not practicable in the particular situation, then delivery must be given as soon as practicable. You also agree that you will, within two (2) business days of your receipt, provide to the General Counsel by facsimile or overnight delivery to the above address, a copy of all legal papers and documents served upon you; provided, however, if the facsimile or overnight delivery within two (2) business days is not practicable in the particular situation, then the facsimile or overnight delivery must be given as soon as practicable. Additionally, you agree that in the event you are served with such subpoena, court order, directive or other process, you will meet with MSCI’s General Counsel or his or her designee in advance of giving such testimony or information at a time and place mutually convenient, unless any such prior meeting requirement is prohibited by law.

You also agree that you will not make any defamatory or disparaging statements about MSCI, or its business, strategic plans, products, practices, policies, or personnel, in any medium or to any third person or entity, without limitation in time. Nothing in this paragraph is intended to limit in any way your ability to compete fairly with MSCI in the future, to confer in confidence with your legal, financial, and tax advisors or representatives, or with members of your immediate family or as necessary to enforce the terms of this Agreement. MSCI Inc. agrees that it will use reasonable efforts to ensure that its current executive officers will not make any defamatory or disparaging statements about you while they are employed by MSCI in any medium or to any third person or entity. Notwithstanding these non-defamation and non-disparagement provisions, it shall not be a violation of the terms of this paragraph for any person to make truthful statements when required by court order or as otherwise required by law.

In the event that as part of your activities on behalf of MSCI you have generated, authored or contributed to any invention, design, new development, device, product, method of process (whether or not patentable or reduced to practice or comprising Confidential and Proprietary Information), any copyrightable work (whether or not comprising Confidential and Proprietary Information) or any other form of Confidential Proprietary Information relating directly or indirectly to the business of MSCI as now or hereinafter conducted (collectively, “Intellectual Property”), you acknowledge and agree that such Intellectual Property is the sole and exclusive property of MSCI and hereby assign all right, title and interest in and to such Intellectual Property to MSCI.

You also agree that, unless you have prior written authorization from MSCI, you will not disclose, participate in the disclosure, or allow disclosure of any information about MSCI or its present or former clients, executives, other employees, or Board members, or about legal matters involving MSCI and resolution or settlement thereof, or any aspects of your employment with MSCI or of the termination of such employment, to any reporter, author, producer or similar person or entity, or take any other action likely to result in such information being made available to the general public in any form, including, without limitation, books, articles or writings of any other kind, as well as film, videotape, television or other broadcasts, audio tape, electronic/Internet format or any other medium. You further agree that you will not use or take any action likely to result in the use of any of MSCI’s names or any abbreviation thereof in connection with any publication to the general public in any medium in a manner that suggests, directly or indirectly, endorsement by or a business connection to MSCI or appears to leverage the MSCI brand.

Exceptions

Any non-disclosure provision in this Agreement does not prohibit or restrict you or your attorneys from responding to any inquiry about this Agreement or its underlying facts and circumstances by the Securities and Exchange Commission, the Financial Industry Regulatory Authority or any other self-regulatory organization or to enforce the terms of this Agreement.

Further Promises

In addition, you agree to cooperate with and assist MSCI in connection with any investigation, regulatory matter, lawsuit or arbitration in which MSCI is a subject, target or party and as to which you may have pertinent information. You agree to make yourself available for preparation for hearings, proceedings or litigation and for attendance at any pre-trial discovery and trial sessions. MSCI agrees to make every reasonable effort to provide you with reasonable notice in the event your participation is required and to take into account your other business and personal obligations. MSCI agrees to reimburse reasonable out-of-pocket costs incurred by you as the direct result of your participation (including reasonable legal fees if necessary), provided that such out-of-pocket costs are supported by appropriate documentation and have prior authorization of MSCI, which authorization will not be unreasonably withheld. You further agree to perform all acts and execute any and all documents that may be necessary to carry out the provisions of this paragraph.

You also agree that for 180 days after the termination of your employment, you will not, directly or indirectly, in any capacity (including through any person, corporation, partnership or other business entity of any kind) (i) hire or solicit, recruit, induce, entice, influence, or encourage any MSCI employee to leave MSCI or become hired or engaged by another firm or (ii) solicit, approach or entice away or cause to be solicited, approached or enticed away from MSCI any person or entity who is (or was within the 12 months prior to termination of your employment) a customer of MSCI. The restrictions in clause (i) of this paragraph shall apply only to employees with whom you worked or had professional or business contact, or who worked in or with your business unit, during the period of 180 days preceding the date of the notice of the termination of your employment.

In the event you breach or threaten to breach any of the provisions contained in any confidentiality, non-disclosure, non-disparagement or non-solicitation provisions in this Agreement, you acknowledge that such breach or threatened breach shall cause irreparable harm to MSCI, entitling MSCI, at its option, to seek immediate injunctive relief from a court of competent jurisdiction, without waiver of any other rights or remedies available in a court of law or equity. Furthermore, independent of any legal or equitable remedies that MSCI may have and without limiting MSCI’s right to any other legal or equitable remedies, in the event of any breach of the provisions contained in any confidentiality, non-disclosure, non-disparagement or non-solicitation provisions of this Agreement, you shall promptly pay to MSCI a lump sum amount in cash equal to the amount of income realized for income tax purposes, net of all federal, state and other taxes payable on the amount of such income, in connection with the Special Severance Payment, the COBRA replacement payment and the vesting of any equity awards on or after the Termination Date.

You acknowledge that you have executed this Agreement voluntarily, free of any duress of coercion. MSCI has urged you to obtain the advice of an attorney or other representative of your choice, unrelated to MSCI, before executing this Agreement, and you acknowledge that you have had the opportunity to do so. Further, you acknowledge that you have a full understanding of the terms of this Agreement.

Your executed Agreement must be returned to the undersigned at the above address.

The Agreement is the entire agreement between you and MSCI, and supersedes any and all oral and written agreements between you and MSCI, on the topics covered herein, except for any prior agreements and commitments on your part concerning confidential information, trade secrets, copyrights, patents or other intellectual property and the like, which shall continue in effect in accordance with their terms. By offering and entering into this Agreement, neither you nor MSCI admits any liability or wrongdoing toward the other whatsoever. This Agreement may not be changed, except by a writing signed both by you and MSCI specifically for that purpose.

This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York. If any portion of this Agreement should ever be determined to be unenforceable, the other provisions of this Agreement shall remain in full force and effect.

If you have any questions, please let me know. If these terms are acceptable, sign and date the letter below and return the original signed copy to me. An extra copy is enclosed for your records.

Very truly yours,

/s/ Richard Powell

Richard Powell
Global Head of Compensation and Benefits
MSCI Inc.

AGREED AND ACCEPTED:

/s/ David M. Obstler
Employee Signature

DATE:	08/02/2012

EXHIBIT A RELEASE

NOT TO BE EXECUTED PRIOR TO EMPLOYMENT TERMINATION DATE

I, David Obstler, the undersigned, and MSCI entered into a Change of Employment Status and Release Agreement (the “Agreement”) dated as of                     , 2012, which I executed on                     , 2012, of which this Exhibit A Release forms a part. For purposes of this Exhibit A Release, MSCI shall be defined the same as in the Agreement.

MSCI and I agree that this Exhibit A Release will become effective seven (7) days after I sign it and do not revoke it. I understand and agree that I may not sign the Exhibit A Release prior to the Termination Date specified in the Agreement. Upon the effectiveness of the Exhibit A Release, I will be entitled to the payment and benefits described in the Agreement, in the manner and under the terms and conditions set forth in the Agreement.

In exchange for providing me with these enhanced benefits, I agree to waive all claims against MSCI, and to release and forever discharge MSCI, to the fullest extent permitted by law, from any and all liability for any claims, rights or damages of any kind, whether known or unknown to me, that I may have against MSCI as of the date of my execution of this Exhibit A Release that arise out of or relate in any way to my employment with MSCI or the termination of such employment, arising under any applicable federal, state or local law or ordinance, including but not limited to Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Equal Pay Act, the Uniform Services Employment and Re-employment Rights Act, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act , the Family And Medical Leave Act, the Employee Retirement Income Security Act, the Civil Rights Act of 1991, the Rehabilitation Act of 1973, the Older Workers Benefit Protection Act, the Worker Adjustment Retraining and Notification Act, the Occupational Safety and Health Act of 1970, and claims for individual relief under the Sarbanes-Oxley Act of 2002; the New York State and City Human Rights Laws, New York Labor Act, New York Equal Pay Law, New York Civil Rights Law, and New York Worker Adjustment Retraining and Notification Act; California Fair Employment and Housing Act, California Labor Code, California Business and Professions Code, California Family Rights Act, and California Industrial Welfare Commission Wage Orders; Connecticut Fair Employment Practices Act, Connecticut Equal Pay Law, Connecticut Age Discrimination and Employee Insurance Benefits Law, and Connecticut Family and Medical Leave Law; Illinois Human Rights Act, Illinois Wage Payment and Collection Act, Illinois Equal Pay Act, and Illinois Worker Adjustment and Retraining Notification Law; Massachusetts Fair Employment Practices Act, Massachusetts Equal Rights Act, Massachusetts Equal Pay Law, Massachusetts Age Discrimination Law, and Massachusetts Equal Rights for Elderly and Disabled Law; Maryland Fair Employment Practices Act; Maryland Wage and Hour Law; Maryland Wage Payment and Collection Law; Oklahoma Anti-Discrimination Act; Oklahoma Equal Pay Act; Oklahoma Genetic Nondiscrimination in Employment Act; Oklahoma Minimum Wage Act; Michigan Elliott-Larsen Civil Rights Act; Michigan Persons with Disabilities Civil Rights Act; Michigan Payment of Wages and Fringe Benefits Act; Michigan Minimum Wage Act; and any other federal, state or local statute or constitutional provision governing employment; all tort, contract (express or implied), common law, and public policy claims of any type whatsoever; all claims for invasion of privacy, defamation, intentional infliction of emotional distress, injury to reputation, pain and suffering, constructive and wrongful discharge, retaliation, wages, monetary or equitable relief, vacation pay, grants or awards under any unvested and/or cancelled equity and/or incentive compensation plan or program, separation and/or severance pay under any separation or severance pay plan maintained by MSCI, any other employee fringe benefits plans, medical plans, or attorneys’ fees; or any demand to seek discovery of any of the claims, rights or damages previously enumerated herein.

This Exhibit A Release is not intended to, and does not, release rights or claims that may arise after the date of my execution hereof, including without limitation any rights or claims that I may have to secure enforcement of the terms and conditions of the Agreement or the Exhibit A Release. To the extent any claim, charge, complaint or action covered by the Exhibit A Release is brought by me, for my benefit or on my behalf, I expressly waive any claim to any form of individual monetary or other damages, including attorneys’ fees and costs, or any other form of personal recovery or relief in connection with any such claim, charge, complaint or action. I further agree to dismiss with prejudice any pending civil lawsuit or arbitration covered by the Exhibit A Release. For purposes of this Exhibit A Release, “I” shall include my heirs, executors, administrators, attorneys, representatives, successors and assigns.

The Agreement and this Exhibit A Release, however, do not waive any rights I may have been granted under the Certificate of Incorporation or Bylaws of MSCI or under any directors’ and officers’ insurance policy relating to my actions or omissions on behalf of MSCI in the scope of and during the course of my employment by MSCI or at the direction of MSCI. Nor does anything in the Agreement and this Exhibit A Release impair my rights to vested retirement, pension, retiree medical or 401(k) benefits, if any, due me by virtue of my employment by MSCI, or any elections, notices or benefits for which I am eligible as a separated employee of MSCI. This Exhibit A Release does not waive or release any claims that are not releasable by law.

I acknowledge that I am executing this Exhibit A Release voluntarily, free of any duress or coercion. MSCI has urged me to obtain the advice of an attorney or other representative of my choice, unrelated to MSCI, prior to executing this Exhibit A Release, and I acknowledge that I have had the opportunity to do so. Further, I acknowledge that I have a full understanding of the terms of the Agreement and this Exhibit A Release. I understand that the execution of this Exhibit A Release is not to be construed as an admission of liability or wrongdoing by MSCI or me.

I acknowledge that I have been given at least twenty-one (21) days within which to consider executing this Exhibit A Release (the “Twenty One (21)-Day Period”) and seven (7) days from the date of my execution of this Exhibit A Release within which to revoke it (the “Exhibit A Revocation Period”). I understand that my executed Exhibit A Release must be returned to Human Resources. If I execute the Exhibit A Release prior to the end of the Twenty One (21)-Day Period, I agree and acknowledge that: (i) my execution was a knowing and voluntary waiver of my rights to consider this Exhibit A Release for the full twenty-one (21) days; and (ii) I had sufficient time in which to consider and understand the Exhibit A Release, and to review it with an attorney or other representative of my choice, if I wished. Any revocation of this Exhibit A Release must be in writing and returned to Human Resources, via certified U.S. Mail, Return Receipt Requested. In the event that I revoke this Exhibit A Release, I acknowledge that I will not be entitled to receive, and agree not to accept, any payments or benefits described in the Agreement. I agree that my acceptance of any such payments or benefits will constitute an acknowledgment that I did not revoke the Exhibit A Release. This Exhibit A Release will not become effective or enforceable until the Exhibit A Revocation Period has expired.

BY SIGNING THIS EXHIBIT A RELEASE, I ACKNOWLEDGE THAT I AM KNOWINGLY AND VOLUNTARILY WAIVING AND RELEASING ANY AND ALL RIGHTS I MAY HAVE AGAINST MSCI UP TO THE DATE OF MY EXECUTION OF THIS EXHIBIT A RELEASE UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT, THE OLDER WORKERS BENEFIT PROTECTION ACT, AND ALL OTHER APPLICABLE DISCRIMINATION LAWS, STATUTES, ORDINANCES OR REGULATIONS.

AGREED AND ACCEPTED:

Employee Signature
DATE: